EXHIBIT 99.1

(BW) (CA-PACER-INTL) (PACR) Pacer International, Inc. Reports 4th Quarter and Annual Results; Income from Operations Up $23.1 Million or 45.3 Percent for Year

Business, Logistics and Transportation Editors

CONCORD, Calif.—(BUSINESS WIRE)—Feb. 5, 2003—Pacer International, Inc. (Nasdaq:PACR), the non-asset based North American third-party logistics and freight transportation provider, today reported financial results for the three months and year ended December 27, 2002.

For the quarter ended December 27, 2002, gross revenues were up 8 percent, to $433.2 million from $401.0 million. Net revenues increased 5.6 percent to $94.3 million from $89.3 million in the same quarter of 2001. Income from operations for the fourth quarter of 2002 increased 43.6 percent to $20.1 million from $14.0 million a year earlier. Net income increased $3.8 million to $7.8 million from $4.0 million. Diluted earnings per share increased to $0.21 from $0.14 in 2001. Additionally, the company paid down $5.6 million in bank debt during the quarter.

Net revenues for Pacer’s wholesale segment, Pacer Stacktrain, which provides double-stack rail transportation services, increased 3.4 percent to $57.6 million from $55.7 million for the quarter. Net revenues for the retail segment, Pacer Global Logistics, which provides logistics and supply-chain management services directly to manufacturers and retailers, increased 9.2 percent to $36.7 million from $33.6 million. This improvement was a result of increased business in all retail units, with the largest increase being in rail brokerage services.

Interest expense in the fourth quarter of 2002 decreased 32 percent to $6.9 million from $10.3 million in the like quarter of 2001. This was due to reduced debt levels that followed the company’s initial public offering and additional paydowns of debt in the third and fourth quarters.

“We are encouraged by Pacer International’s continued strong year-over-year growth in its financial results,” said Don Orris, chairman and chief executive officer of Pacer International. Fourth-quarter growth was especially strong in the retail segment, where net revenues grew 9.2 percent and income from operations improved more than 100 percent, compared to 2001. The momentum of Pacer’s business is strong and the results reflect the success of focused revenue and profit initiatives. We believe these results provide a strong foundation for continued growth going into 2003. In addition, strong free cash-flow characteristics enabled the company to pay down bank debt in the fourth quarter. We expect to continue to further reduce our debt during the year.”

FULL-YEAR RESULTS

For the year ended December 27, 2002, net revenues increased 5.6 percent to $349.8 million from $331.3 million in 2001. Income from operations increased 45.3 percent to $74.1 million from $51.0 million. Net income increased to $24.8 million, compared to $7.0 million in 2001. Diluted earnings per share increased to $0.74 from $0.27 in

2001. The results for 2001 included a one-time pre-tax charge of $6.9 million. The average number of shares outstanding were 33.4 million for 2002 and 28.3 million for 2001.

CONFERENCE CALL—Pacer International will hold a conference call for investors, analysts, business and trade media, and other interested parties at 11:00 AM Eastern Time today (Wednesday, Feb. 5). To participate, please call five minutes early by dialing (800) 288-8975 (in USA) and ask for “Pacer 4th Quarter and 2002 earnings call.” International callers can dial (612) 288-0329. A digitized replay will be available from Feb. 5 at 4:15 p.m. Eastern Time to Feb. 12 at 11:59 p.m. Eastern Time. For the replay, dial (800) 475-6701 (USA) or (320) 365-3844 (international), access code #669185.

ANNUAL MEETING—Separately, the company announced that it will hold its annual shareholders meeting on May 6, 2003.

ABOUT PACER—Pacer International, a leading non-asset based North American third-party logistics and freight transportation provider, offers a broad array of logistics and other services to facilitate the movement of freight from origin to destination. Its services include wholesale stacktrain services (cost-efficient, two-tiered rail transportation for containerized shipments), and retail trucking, intermodal marketing, freight consolidation and handling, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its business units Pacer Stacktrain and Pacer Global Logistics are headquartered in Concord, California and in Dublin, Ohio, respectively. Web site: www.pacer-international.com.

CERTAIN FORWARD-LOOKING STATEMENTS—This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the Company’s leverage; its dependence upon third parties for equipment and services essential to operate its business; regulatory changes affecting the Company’s industry, operations, products and services; competitive or technological factors affecting the Company’s markets, operations, products and services; shifts in market demand and general economic conditions. In addition, the Company has acquired businesses in the past and may consider acquiring businesses in the future that provide complementary services. There can be no assurance that the businesses that the Company has acquired in the past and may acquire in the future can be successfully integrated. Additional information about factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s prospectus dated June 12, 2002 relating to its initial public offering. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. The company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

Pacer International, Inc.

Consolidated Balance Sheet

($ millions)

December 27, 2002
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$—
Accounts receivable, net	215.6
Prepaid expenses and other	5.3
Deferred income taxes	—

Total current assets	220.9

Property and equipment
Property, plant & equipment at cost	94.1
Accumulated depreciation	(37.0)

Property and equipment, net	57.1

Other assets
Intangible assets, net	288.3
Deferred income taxes	42.7
Other assets	7.4

Total other assets	338.4

Total assets	$616.4

Liabilities & Equity
Current liabilities
Current maturities of long-term debt and capital leases	$6.2
Accounts payable and accrued expenses	176.2

Total current liabilities	182.4

Long-term liabilities
Long-term debt and capital leases	250.4
Other	2.9

Total long-term liabilities	253.3

Minority interest - exchangeable preferred stock	—

Stockholders’ equity
Common stock	0.4
Paid In capital	270.0
Other	(0.2)
Retained earnings (deficit)	(89.5)
Other accumulated comprehensive income	—

Total stockholders’ equity	180.7

Total liabilities and equity	$616.4

Pacer International, Inc.

Unaudited Consolidated Statement of Operations

($ millions)

	4th Quarter 2002
	Wholesale	Retail	Corp./Elim.	Consolidated
Gross revenues	$214.1	$249.7	$(30.6)	$433.2
Cost of purchased transportation	156.5	213.0	(30.6)	338.9

Net revenues	57.6	36.7	—	94.3
Margin	26.9%	14.7%	0.0%	21.8%
Direct operating expenses	28.7	—	—	28.7
Selling, general & admin. expenses	13.1	29.2	0.6	42.9
Depreciation expense	1.2	1.4	—	2.6

Income from operations	14.6	6.1	(0.6)	20.1
Interest (income) expense	6.3	0.6	—	6.9

Income before income taxes	8.3	5.5	(0.6)	13.2
Income tax	3.3	2.3	(0.2)	5.4

Net income	$5.0	$3.2	$(0.4)	$7.8

Diluted Earnings Per Share				$0.21
EBITDA	$15.8	$7.5	$(0.6)	$22.7

Pacer International, Inc.

Unaudited Consolidated Statements of Operations

($ millions)

	2002
	Wholesale	Retail	Corp./Elim.	Consolidated
Gross revenues	$803.3	$913.5	$(108.6)	$1,608.2
Cost of purchased transportation	589.1	777.9	(108.6)	1,258.4

Net revenues	214.2	135.6	—	349.8
Margin	26.7%	14.8%	0.0%	21.8%
Direct operating expenses	106.7	—	—	106.7
Selling, general & admin. expenses	47.5	104.8	6.6	158.9
Depreciation expense	4.7	5.4	—	10.1

Income from operations	55.3	25.4	(6.6)	74.1
Interest (income) expense	22.2	10.3	—	32.5

Income before income taxes	33.1	15.1	(6.6)	41.6
Income tax	13.4	6.1	(2.7)	16.8

Net income	$19.7	$9.0	$(3.9)	$24.8

Diluted Earnings Per Share				$0.74
EBITDA	$60.0	$30.8	$(6.6)	$84.2

Pacer International, Inc.

Unaudited Consolidated Statements of Operations

($ millions)

	4th Quarter
	2002	2001	Variance	%
Segments

Gross Revenues
Wholesale	214.1	217.3	(3.2)	-1.5%
Retail	249.7	211.3	38.4	18.2%
Cons. Entries	(30.6)	(27.6)	(3.0)	-10.9%

Total	433.2	401.0	32.2	8.0%

Net Revenue
Wholesale	57.6	55.7	1.9	3.4%
Retail	36.7	33.6	3.1	9.2%

Total	94.3	89.3	5.0	5.6%

Income from Operations
Wholesale	14.6	12.3	2.3	18.7%
Retail	6.1	2.7	3.4	125.9%
Corporate	(0.6)	(1.0)	0.4	-40.0%

Income from Operations Before
One-Time Charge	20.1	14.0	6.1	43.6%
One-Time Charge	—	—	—	—

Total	20.1	14.0	6.1	43.6%

EBITDA
Wholesale	15.8	13.8	2.0	14.5%
Retail	7.5	6.1	1.4	23.0%
Corporate	(0.6)	(1.0)	0.4	-40.0%

EBITDA Before
One-Time Charge	22.7	18.9	3.8	20.1%
One-Time Charge	—	—	—	—

Total	22.7	18.9	3.8	20.1%

Pacer International, Inc.

Unaudited Consolidated Statements of Operations

($ millions)

	Year
	2002	2001	Variance	%
Segments

Gross Revenues
Wholesale	803.3	808.8	(5.5)	-0.7%
Retail	913.5	952.8	(39.3)	-4.1%
Cons. Entries	(108.6)	(90.7)	(17.9)	-19.7%

Total	1,608.2	1,670.9	(62.7)	-3.8%

Net Revenue
Wholesale	214.2	187.9	26.3	14.0%
Retail	135.6	143.4	(7.8)	-5.4%

Total	349.8	331.3	18.5	5.6%

Income from Operations
Wholesale	55.3	39.8	15.5	38.9%
Retail	25.4	22.0	3.4	15.5%
Corporate	(6.6)	(3.9)	(2.7)	69.2%

Income from Operations Before
One-Time Charge	74.1	57.9	16.2	28.0%
One-Time Charge	—	(6.9)	6.9	-100.0%

Total	74.1	51.0	23.1	45.3%

EBITDA
Wholesale	60.0	45.5	14.5	31.9%
Retail	30.8	34.6	(3.8)	-11.0%
Corporate	(6.6)	(3.9)	(2.7)	69.2%

EBITDA Before
One-Time Charge	84.2	76.2	8.0	10.5%
One-Time Charge	—	(6.9)	6.9	-100.0%

Total	84.2	69.3	14.9	21.5%

Pacer International, Inc.

Unaudited Consolidated Statement of Cash Flows

	1st Quarter 2002	2nd Quarter 2002	3rd Quarter 2002	4th Quarter 2002	2002
	($ in millions)
Cash Flows from Operating Activities
Net income	$3.7	$5.1	$8.2	$7.8	$24.8
Adjustments to net income

Depreciation	2.6	2.4	2.5	2.6	10.1
Deferred income taxes	2.2	4.0	9.6	4.6	20.4
Change in receivables	17.5	(11.8)	4.3	(14.4)	(4.4)
Change in other current assets	(1.5)	0.6	2.6	1.4	3.1
Change in current liabilities	(19.2)	(12.7)	7.3	3.3	(21.3)
Other	(0.1)	1.0	—	(4.9)	(4.0)

Net cash (used for) provided by operating activities	5.2	(11.4)	34.5	0.4	28.7

Cash Flows from Investing Activities
Purchase of business, net of cash acquired	—	—	—	—	—
Capital expenditures	(1.4)	(3.1)	(2.9)	(1.3)	(8.7)
Proceeds from sales of property and equipment	—	0.5	0.4	—	0.9

Net cash used for investing activities	(1.4)	(2.6)	(2.5)	(1.3)	(7.8)

Cash Flows from Financing Activities
Checks drawn in excess of cash balances	0.7	11.7	(23.3)	5.3	(5.6)
Proceeds from long-term debt	—	—	—	—	—
Proceeds from issuance of common stock	—	125.9	—	0.1	126.0
Debt, revolver, net and capital lease payments	(4.5)	(123.6)	(7.6)	(5.6)	(141.3)

Net cash (used for) provided by financing activities	(3.8)	14.0	(30.9)	(0.2)	(20.9)

Net change in cash and cash equivalents	—	—	1.1	(1.1)	—
Cash at beginning of period	—	—	—	1.1	—

Cash at end of period	$—	$—	$1.1	$—	$—

Note to editors: Issued by Steve Potash and Company, tel. 510/865-0800, or steve@potashco.com

CONTACT:                    Pacer International

                                         Larry Yarberry, 925/887-1577 (CFO)

                                         925/890-9245 (cell)

                                         lyarberry@pacerintl.com